CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FOURTH QUARTER
AND FISCAL YEAR 2014 RESULTS

ATLANTA, Georgia, February 18, 2015 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the fourth quarter and fiscal year ended December 28, 2014.

“The fourth quarter was a strong finish to the year, as improving demand and manufacturing efficiency, along with our cost cutting initiatives, made for a speedy and robust recovery after the challenges we faced in the third quarter,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  “Sales surged upward in both the Americas and Asia-Pacific, and particularly in two of our largest geographic markets – the U.S. and Australia.  We also saw an encouraging sales improvement in local currency in Europe, but translation of the declining Euro flipped the result into a small year over year decline as reported in U.S. dollars.  The higher demand levels led to increased manufacturing throughput and enhanced gross margin on a sequential basis, putting us back on track for continued improvement toward the level we realized a year ago.  We also drove down our SG&A expenses, achieving a level as a percentage of sales that we haven’t seen in several years, and keeping us on target to reach our goal of $250 million for this year.  Considering where we were just four months ago, I couldn’t have asked for much better performance in the fourth quarter.”

FOURTH QUARTER 2014 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  Sales for the fourth quarter of 2014 were $272.1 million, an increase of 8.1% from sales of $251.7 million in the fourth quarter of 2013.
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Fourth quarter sales in our Americas business increased 11.8% year over year, with robust growth in the corporate office market (up 10%) as well as non-office segments (up 13% in the aggregate).  Most of the non-office growth was in the hospitality segment (almost double the relatively small comparable in the fourth quarter last year) along with the retail (up 20%) and government (up 12%) segments.  Education (down 2%) and healthcare (down 3%) were the only declining segments.  FLOR sales were essentially even year over year.

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In our Europe division, sales in local currency increased 6.5% compared with the fourth quarter last year, primarily due to gains in the corporate office market (up 13%), which were somewhat offset by softening non-office segments (down 13% in the aggregate).  However, due to the sharp decline of the Euro versus the U.S. dollar, the sales result translated into a decline of 2.2% year over year as reported in U.S. dollars.

•
Our Asia-Pacific business had the largest percentage sales increase, posting 13.4% growth over the fourth quarter last year.  We saw a strong resurgence in demand in Australia during the quarter, particularly when compared with last year’s fire-affected result.  Southeast Asia and India recorded much improved top lines, with more modest growth of sales in China.

Operating Income:  Operating income in the fourth quarter of 2014 was $26.7 million, or 9.8% of sales.  This compares with operating income in the fourth quarter of 2013 of $25.0 million, or 10.0% of sales, excluding a gain of $7.0 million (or $0.05 per share after-tax) from the final settlement of our insurance claim regarding the 2012 fire in Australia.  Including this gain, operating income in the 2013 fourth quarter was $32.0 million, or 12.7% of sales.

Net Income:  Net income in the fourth quarter of 2014 was $15.8 million, or $0.24 per diluted share, excluding $12.0 million of debt retirement expenses arising from our bond redemption and refinancing during the quarter.  This compares with net income of $13.0 million, or $0.20 per diluted share, in the fourth quarter of 2013, excluding the aforementioned gain related to our fire insurance claim as well as $1.7 million, or $0.02 per diluted share, of debt retirement expenses.  With all items included, net income during the 2014 fourth quarter was $8.1 million, or $0.12 per diluted share, versus $15.3 million, or $0.23 per diluted share, in the fourth quarter of 2013.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Operationally, our business improved on a sequential basis versus the third quarter, with higher mill production levels and gross margin rising over 40 basis points to 33.6%.  Even more key to the success of the quarter was that SG&A expenses, as a percentage of sales, declined 280 basis points to 23.8%, versus 26.6% in the prior year period.   We completed our bond redemption and refinancing during the quarter, and began to realize the benefits of lower interest expense.  In addition, pursuant to our new share repurchase program, we repurchased the full annual allotment of 500,000 shares during the fourth quarter at a weighted average price of $15.30 per share.”

FISCAL YEAR 2014 FINANCIAL RESULTS

Sales:  For the full year 2014, sales were $1,003.9 million, compared with $960.0 million in 2013, an increase of 4.6%.

Operating Income:  Operating income for 2014 was $82.7 million, or 8.2% of sales, excluding the previously announced $12.4 million restructuring and asset impairment charge in the third quarter.  In 2013, operating income was $88.7 million, or 9.2% of sales, excluding the $7.0 million gain from the settlement of our fire insurance claim.  Including all items, operating income in 2014 was $70.3 million, or 7.0% of sales, compared with 2013 operating income of $95.6 million, or 10.0% of sales.

Net Income:  For 2014, the Company’s net income was $24.8 million, or $0.37 per diluted share, which includes the above-described restructuring and asset impairment charge and debt retirement costs.  Excluding those items, 2014 net income was $41.2 million, or $0.62 per diluted share.  The Company’s 2013 net income was $48.3 million, or $0.73 per diluted share, which includes the above-described fire insurance settlement, debt retirement costs and a previously reported tax dispute resolution benefit of $1.9 million.  Excluding those items, net income for 2013 was $44.1 million, or $0.67 per diluted share.

Mr. Hendrix concluded, “I’m very pleased with the trajectory of our business as we begin 2015.  The corporate office market seems to have turned a corner in each of our major geographic regions, and based on our very healthy order levels over the past seven weeks, we expect a nice top line number in the first quarter.  We are realizing the benefits of last year’s restructuring and cost cutting initiatives, and we have a number of improvements in manufacturing efficiency underway and taking hold, which enhances our earnings power.  While we anticipate continued currency headwinds, particularly from the declining Euro and Australian dollar, we also expect some relief on raw materials as a result of lowered pricing on oil and energy inputs to offset most of the currency effects.  We’re the market leader in terms of sustainability, which resonates strongly with our primary customers in the architect and design community, and we have several initiatives on the horizon that will bring us closer to achieving our Mission Zero goal of eliminating our negative environmental impacts.  Overall, we believe our business is well positioned both in the market and operationally, and we’re optimistic about our prospects for sales and earnings growth throughout the year.”

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, February 19, 2015, at 9:00 a.m. Eastern Time, to discuss its fourth quarter and fiscal year 2014 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/kejn398v/lan/en or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

Consolidated Condensed Statements of Operations	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	12/28/14	12/29/13	12/28/14	12/29/13

Net Sales	$272,096	$251,689	$1,003,903	$959,989
Cost of Sales	180,735	159,818	663,876	618,880
Gross Profit	91,361	91,871	340,027	341,109
Selling, General & Administrative Expenses	64,687	66,827	257,346	252,433
Restructuring and Asset Impairment Charges	--	--	12,386	--
Gain Related to Australia Fire	--	(6,954)	--	(6,954)
Operating Income	26,674	31,998	70,295	95,630
Interest Expense	4,253	5,442	20,785	23,810
Debt Retirement Expenses	11,989	1,667	11,989	1,667
Other Expense, Net	1,002	630	1,779	1,149
Income Before Taxes	9,430	24,259	35,742	69,004
Income Tax Expense	1,342	8,923	10,934	20,749
Net Income	$8,088	$15,336	$24,808	$48,255

Earnings Per Share – Basic	$0.12	$0.23	$0.37	$0.73

Earnings Per Share – Diluted	$0.12	$0.23	$0.37	$0.73

Common Shares Outstanding – Basic	66,145	66,301	66,389	66,194
Common Shares Outstanding – Diluted	66,194	66,412	66,448	66,297

Orders from Continuing Operations	259,100	250,700	1,046,100	985,500

Consolidated Condensed Balance Sheets
(In thousands)	12/28/14	12/29/13
Assets

Cash	$54,896	$72,883
Accounts Receivable	157,093	131,936
Inventory	142,167	149,643
Other Current Assets	30,512	33,643
Total Current Assets	384,668	388,105
Property, Plant & Equipment	227,347	230,845
Other Assets	162,899	177,385
Total Assets	$774,914	$796,335

Liabilities
Accounts Payable	$49,464	$52,515
Accrued Liabilities	94,323	77,672
Total Current Liabilities	143,787	130,187
Senior Notes	--	247,500
Long-Term Debt	263,338	26,326
Other Long-Term Liabilities	61,150	51,535
Total Liabilities	468,275	455,548
Shareholders’ Equity	306,639	340,787
Total Liabilities and Shareholders’ Equity	$774,914	$796,335

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(In millions)	12/28/14		12/29/13

Net Income		$24.8		$48.3
Depreciation and Amortization		34.7		32.6
Deferred Income Taxes and Other Items		(3.5)		9.4
Cash Received from Insurance Company		--		26.0
Change in Working Capital
Accounts Receivable	(29.1)		3.7
Inventories	1.3		(10.6)
Prepaids	2.8		(25.4)
Accounts Payable and Accrued Expenses	15.4		(17.3)
Cash Provided from Operating Activities		46.4		66.7
Cash Used in Investing Activities		(36.5)		(65.8)
Cash Used in Financing Activities		(26.2)		(16.0)
Effect of Exchange Rate Changes on Cash		(1.6)		(2.5)
Net Increase (Decrease) in Cash		$(17.9)		$(17.6)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

	Twelve Months Ended	Twelve Months Ended
	12/28/14	12/29/13
Operating Income, Excluding Restructuring and Asset Impairment Charges and Gain Related to Australia Fire	$82.7	$88.7
Restructuring and Asset Impairment Charges	(12.4)	--
Gain Related to Australia Fire	--	7.0
Operating Income, As Reported	$70.3	$95.6

	Twelve Months Ended	Twelve Months Ended
	12/28/14	12/29/13
Net Income Excluding Restructuring and Asset Impairment Charges, Gain Related to Australia Fire, Debt Retirement Expenses and Tax Dispute Resolution	$41.2	$44.1
Restructuring and Asset Impairment Charges (net of tax of $3.6 million)	(8.7)	--
Gain Related to Australia Fire (net of tax of $3.6 million)	--	3.3
Debt Retirement Expenses (net of tax of $4.2 million in 2014 and $0.6 million in 2013)	(7.7)	(1.0)
Tax Dispute Resolution	--	1.9
Net Income, As Reported	$24.8	$48.3

	Twelve Months Ended	Twelve Months Ended
	12/28/14	12/29/13
Diluted Earnings Per Share, Excluding Restructuring and Asset Impairment Charges, Gain Related to Australia Fire, Debt Retirement Expenses and Tax Dispute Resolution	$0.62	$0.67
Restructuring and Asset Impairment Charges, After Tax	(0.13)	--
Gain Related to Australia Fire, After Tax	--	0.05
Debt Retirement Expenses, After Tax	(0.12)	(0.02)
Tax Dispute Resolution	--	0.03
Diluted Earnings Per Share, As Reported	$0.37	$0.73

Three Months Ended
12/29/13
Operating Income, Excluding Gain Related to Australia Fire	$25.0
Gain Related to Australia Fire	7.0
Operating Income, As Reported	$32.0

	Three Months Ended	Three Months Ended
	12/28/14	12/29/13
Net Income, Excluding Gain Related to Australia Fire and Debt Retirement Expenses	$15.8	$13.0
Gain Related to Australia Fire (net of tax of $3.6 million)	--	3.3
Debt Retirement Expenses (net of tax of $4.2 million in 2014 and $0.6 million in 2013)	(7.7)	(1.0)
Net Income, As Reported	$8.1	$15.3
	Three Months Ended	Three Months Ended
	12/28/14	12/29/13
Diluted Earnings Per Share, Excluding Gain Related to Australia Fire and Debt Retirement Expenses	$0.24	$0.20
Gain Related to Australia Fire, After Tax	--	0.05
Debt Retirement Expenses, After Tax	(0.12)	(0.02)
Diluted Earnings Per Share, As Reported	$0.12	$0.23

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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